Exhibit 3.1.13

ARTICLES OF INCORPORATION

OF

HLB NEWSPAPERS, INC.

The undersigned natural person of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopts the following Articles of Incorporation:

ARTICLE ONE

NAME

The name of the corporation is HLB Newspapers, Inc.

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address, including street and number, if any, of the corporation’s initial registered office in this state is Suite 2500, 2345 Grand Boulevard, Kansas City, Missouri 64108; and the name of its initial registered agent at such address is Registered Agent, Ltd.

ARTICLE THREE

STOCK

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be:

Class	Par Value, if Any, Per Share	Number of Shares
Class A Common	$10.00	10,000
Class B Common	$10.00	10,000

The Class A Common Stock and Class B Common Stock shall be identical in all respects, except that the holders of Class B Common Stock shall have no voting power for any purpose whatsoever and the holders of Class A Common Stock shall, to the exclusion of the holders of Class B Common Stock, have full voting power for all purposes.

There shall be no cumulative voting in elections of directors of the corporation unless the bylaws expressly provide for cumulative voting.

No holder of capital stock of the corporation shall be entitled as a matter of right to subscribe for, purchase or receive any shares of stock of any class, whether now or hereafter authorized, or any bonds, notes, debentures or other securities convertible into stock of any class, issued and sold by the corporation at any time, whether the same be previously unissued or previously issued and reacquired by the corporation, and all such shares of stock, bonds, notes, debentures and other securities may be issued and disposed of by the Board of Directors to such person or persons, on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in its absolute discretion, may deem advisable.

ARTICLE FOUR

RESERVATION OF RIGHTS

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, shall be deemed to have thereby consented and agreed that all rights, powers, privileges, obligations or restrictions pertaining to such securities in any way may be altered, amended, restricted, enlarged or repealed by legislative enactments hereafter adopted by the State of Missouri or the United States of America and by amendments to these Articles of Incorporation adopted in accordance with applicable law, including any such legislative enactments. The corporation reserves the right to alter, amend, change or repeal any provision contained in these Articles of Incorporation, to transact any business and to do any other act or thing as authorized, permitted or allowed by law, including any such legislative enactments hereafter adopted.

ARTICLE FIVE

DIRECTORS

The number of directors which shall constitute the first Board of Directors shall be four (4). The number of directors to constitute subsequent Boards of Directors shall be fixed from time to time by or in the manner provided in the bylaws of the Corporation, provided that the number of directors shall not be less than four (4). Any change in the number of directors shall be reported to the Secretary of State within thirty (30) calendar days following such change.

Upon the filing of these Articles, the following named persons shall constitute the first Board of Directors:

Brian D. Murray 2801 W. 91st Terrace Leawood, KS 66206	Clark O. Murray 3701 W. 64th Street Shawnee Mission, KS 66208

William E. James 902 Bird Harrisonville, MO 64701	Jack D. Burton 12620 W. 82nd Terrace Lenexa, KS 66215

ARTICLE SIX

DURATION

The duration of the corporation is perpetual.

ARTICLE SEVEN

OBJECTS, PURPOSES AND POWERS

The corporation is formed for the following purposes:

(a) To own and operate newspapers and related publishing businesses;

(b) To engage in any commercial, mercantile, manufacturing, mining, industrial, importing, exporting or trading business, venture, activity or service or other business, venture, activity or service of any kind or type, whether for its own account, for the account of another, or as a general partner, a limited partner or a joint venturer;

(c) To engage in scientific and technological research and pursuits of every lawful kind and description and to utilize, employ and exploit any and all knowledge resulting therefrom;

(d) To purchase, lease, rent, accept or otherwise acquire, own, hold, sell, mortgage, charge, exchange, encumber, or dispose of in any manner whatsoever, invest, trade and deal in and with real and personal property of every kind and description, whether tangible or intangible, corporeal or incorporeal;

(e) To carry on the above and any other lawful business and to do anything and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any or all of the objects hereinbefore enumerated or for the enhancement of the value of the property of the corporation or which shall at any time appear conducive to such accomplishment, attainment or enhancement, including, without limitation, the making of political contributions in the manner and to the extent permitted by law and the establishment, financing and maintenance of political committees in the manner and to the extent permitted by law, either as principal, agent, for its own or another’s account, or as a general partner, a limited partner or a joint venturer; and further to have all the rights, powers and privileges now or hereafter conferred upon corporations by the laws of the State of Missouri or under any act amendatory thereof, supplemental thereto or substituted therefor.

The objects and purposes specified in the foregoing clauses of this Article Seven shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, and shall be construed as powers as well as objects and purposes.

ARTICLE EIGHT

CERTAIN TRANSACTIONS

No contract or transaction between the corporation and one or more of its directors or officers or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction or solely because his or their votes are counted for such purpose.

ARTICLE NINE

INDEMNIFICATION

(a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer (hereinafter referred to in this Article Nine as the “Representative” or a “Representative”) of the corporation, or is or was serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ and accountants’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by The General and Business Corporation Law of Missouri now in effect or as hereafter amended. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the Representative is proper in the circumstances because he has met the applicable standards of conduct set forth in The General and Business Corporation Law of Missouri now in effect or as hereafter amended. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b) The corporation may purchase and maintain insurance, at its expense, to protect itself or any other person against any liability, loss or expense, whether or not the corporation would have the power to indemnify such other person against such liability under the provisions of this Article or applicable law.

ARTICLE TEN

AMENDMENTS TO BYLAWS

The original bylaws of the corporation may be adopted by the shareholders or by the Board of Directors. Thereafter, subject to the requirements and limitations of applicable law (including but not limited to any applicable requirement of a super majority shareholder vote to abolish cumulative voting), the bylaws of the corporation may from time to time be altered, amended, suspended or repealed, and new or additional bylaws may be adopted from time to time, by the shareholders or by the Board of Directors. The power of the directors to alter, amend, suspend, repeal or re-enact bylaws may be denied as to any bylaws or portion thereof adopted, amended, repealed, suspended or re-enacted by the shareholders if at the time of such adoption, amendment, repeal, suspension or re-enactment the shareholders shall expressly so provide.

ARTICLE ELEVEN

CAPTIONS

The captions and subcaptions are inserted in these Articles only as a matter of convenience and for reference and in no way define, limit or describe the scope of these Articles or the intent of any provision thereof.

ARTICLE TWELVE

INCORPORATOR

The name and place of residence of the incorporator is: Harry E. Wigner, Jr., 8532 Juniper Lane, Prairie Village, Kansas 66207.

IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 24th day of March, 1994.

/s/ Harry E. Wigner, Jr.
Harry E. Wigner, Jr.
Incorporator

STATE OF KANSAS	)
) ss.
COUNTY OF JOHNSON	)

I, Julia A. Carrel, a Notary Public, do hereby certify that on the 24th day of March, 1994, personally appeared before me Harry E. Wigner, Jr., who being by me first duly sworn declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above mentioned.

/s/ Julia A. Carrel
Notary Public

My commission expires:

February 24, 1996